Exhibit 10.1

                               VIALOG CORPORATION



                                February 25, 2000



            Re: Exchange Offer for the Company's 12-3/4% Senior Notes

Dear Noteholder:

         This letter agreement (the "Letter Agreement"), dated as of the date first written above, by and between Vialog Corporation, a Massachusetts corporation (the "Company"), and you (referred herein as either the "Noteholder" or the "Holder") is entered into in connection with a proposed exchange offer for the Company's 12-3/4% Senior Notes due 2001 (the "Notes").

         As previously disclosed to the Holder, the Company is in the process of implementing a strategic plan that includes an exchange offer (the "Exchange Offer") on the terms and conditions set forth in the Summary of Proposed Terms (the "Summary of Terms") attached as Exhibit A. If completed, the Exchange Offer will allow Noteholders to receive, prior to maturity of the Notes, both a significant amount of cash and a new series of the Company's convertible preferred stock. The Company's current willingness to proceed with the Exchange Offer is contingent upon receiving signed Letter Agreements from Holders of at least 95% of the aggregate principal amount of the outstanding Notes. This condition may, however, be waived by the Company in its sole discretion.

         Based upon and subject to the foregoing, the parties agree as follows:

         1. Commencement of Exchange Offer. The Company will commence the Exchange Offer as soon as practicable following receipt of signed Letter Agreements from Holders of at least 95% of the aggregate principal amount of the outstanding Notes and approval of the terms of the proposed Exchange Offer by the Company's Board of Directors; provided, however, that the Company shall not be obligated to commence the Exchange Offer if (i) signed Letter Agreements from Holders of at least 95% of the aggregate principal amount of the outstanding Notes are not received by the close of business on February 28, 2000; (ii) the Company is unable to obtain financing for the Exchange Offer; or (iii) approval of the Company's Board of Directors is not obtained.

         2. Agreements of Noteholders. The Noteholder agrees that, following receipt from the Company of formal Exchange Offer and Consent Solicitation documents incorporating the Summary of Terms attached hereto (the "Exchange
Offer Documents") and otherwise acceptable in form and substance to the Noteholder and its advisors, it will take such actions as may be necessary (i) to cause its consent to be given to the amendment of certain covenants contained in the indenture governing the Notes, as may be proposed by the Company, and
(ii) to cause all of its Notes to be tendered prior to the initial Expiration Date set forth in the Exchange Offer Documents in exchange for cash and the Company's convertible pay-in-kind preferred stock as described in the Summary of Terms. The Noteholder acknowledges that in the event that less than a 95% tender occurs, the Exchange Offer may be implemented through a pre-packaged bankruptcy
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plan and  agrees to consent to and  support  such a plan on terms  substantially identical to the Exchange Offer, if proposed by the Company. The Noteholder also agrees not to sell or transfer any or all of such Holder's Notes unless the transferee (the "Transferee") of such Notes agrees to be bound by the terms of this Letter Agreement prior to such transfer.

         3. Disclosure. The parties to this Letter Agreement authorize the Company to disclose in the Exchange Offer Documents the existence and terms of this Letter Agreement.

         4. Termination. This Letter Agreement shall terminate upon the earlier of (i) 30 days from the date hereof, if by that date the Company has not obtained a written commitment for the financing necessary to consummate the Exchange Offer, (ii) April 15, 2000, if the Exchange Offer Documents have not been distributed by that date, (iii) the termination of the Exchange Offer by the Company or (iv) June 30, 2000.

         5. GOVERNING LAW. THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         6. Enforcement. Irreparable damages would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions of this Letter Agreement in the federal courts of the United States located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

         7. Further Assurances. Holder shall execute and deliver such other documents and instruments and take such further actions as may be necessary or appropriate or as may be reasonably requested by the Company in connection with the Exchange Offer.

         8. Counterparts. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         9. No Waiver. Except as expressly provided in this Letter Agreement, the Holders are not waiving any defaults or other rights, and reserve all rights and remedies they may have, under the Indenture (as defined in Exhibit A and the Notes).

         10. Legal Fees. The Company agrees to pay the reasonable legal fees and disbursements of Debevoise & Plimpton, counsel to the unofficial Noteholders Committee.

                                * * * * * * * * *

          If  the  foregoing  accurately  reflects  our  understanding,   please
indicate your acceptance by signing a copy of this letter and returning it to the undersigned.

                                      VIALOG CORPORATION


                                      By:    _____________________________
                                             Name:
                                             Title:



ACCEPTED AND AGREED TO:




Print Name: ____________________

By: ___________________________              Principal Amount of Notes:_________
         Name:                               Address for Notices:
         Title:                              ___________________________________
                                             ___________________________________
                                             ___________________________________

                                                             Exhibit A to Letter
                                              Agreement dated February ___, 2000


                            Summary of Proposed Terms


                                   {Attached}

                            SUMMARY OF PROPOSED TERMS

                  $16,500,000 CONVERTIBLE PIK PREFERRED SHARES


                        Issuer:         "Vialog Corporation" the ("Company").

                         Issue: Convertible PIK Preferred Shares (the "Preferred Shares").

                        Amount:         $16,500,000

                   Issue Price:         $__ per share.

                Final Maturity:         6 years.

        Liquidation Preference:         $100 per share plus accrued and unpaid
                                        dividends.

                     Dividends:         8.00%, payable semi-annually. In the
                                        event dividends are not paid in cash,
                                        the dividends will be paid in additional
                                        Preferred Shares.

                       Ranking: The Preferred Shares will rank senior to the Company's common stock and common and preferred stock dividends and will rank senior to any class of preferred shares issued after the closing date.

            Nature of Offering:         Private placement to qualified
                                        institutional buyers without
                                        registration under the Securities Act of 1933, as amended.

                 Call Features:         The Preferred Shares shall be callable
                                        at any time at a price in accordance
                                        with the schedule below:

                                        |X|      Year 1 - 101%
                                        |X|      Year 2 - 102%
                                        |X|      Year 3 - 103%
                                        |X|      Years 4 - 6 @ par

            Conversion Feature:         The holder of any Preferred Share has
                                        the right, upon delivery of written
                                        notice to the Company and surrender of
                                        the certificate for such share, to
                                        convert such Preferred Share into common shares in the manner described below.
                                        Each Preferred Share is convertible into the number of fully paid common shares as is obtained by (i) multiplying the number of the Preferred Shares so to be converted by $100.00 and adding aggregate "paid in kind" dividends on such shares as of the date of the conversion, and (ii) dividing the result by the Conversion Price. The Conversion
                                        Price will be equal to the lesser of $8
                                        per share or 150% of the average closing price of the Company's common stock for the 20 trading days prior to closing, ("market price").

        Adjustment of Preferred         On the first anniversary of the closing,
        Share Conversion Price:         the conversion price may be adjusted
                                        (only downward) as follows; if the
                                        "market price" of the Company's common
                                        stock falls below the "market price"
                                        established at closing, then the
                                        conversion price in effect will be
                                        adjusted proportionately to reflect the
                                        percentage decline in the "market
                                        price." For example, if the "market
                                        price" at close is $6 per share, then
                                        the conversion price will be set at $8.
                                        On the first anniversary, if the "market price" is $5 per share (a 16.67% decline) then the conversion price will be adjusted downward by 16.67% to establish a new conversion price of $6.67. This option will be exercisable only once, on the first anniversary, and will only adjust for declines in the initial market price.

       Anti Dilution Provision:         If the Company issues or sells any
                                        common shares at a price less than the
                                        Preferred Shares' Conversion Price, the
                                        Conversion Price will be reduced to
                                        equal the lowest price received by the
                                        Company for such issuance or sale.

                                        The Company may grant or issue any
                                        warrants, rights or options for the
                                        purchase of common shares or any stock
                                        or security convertible into or
                                        exchangeable for common shares (such
                                        warrants, rights or options being called

                                        "Options" and such convertible or
                                        exchangeable stock or securities being
                                        called "Convertible Securities"). If the price per share for which common shares are issuable upon the exercise of such Options or the exchange of such Convertible Securities will be less than the Conversion Price in effect immediately prior to issuing the Options or Convertible Securities, the total maximum number of common shares issuable upon the exercise of such Options or the exchange of such Convertible Securities will be deemed to have been issued. There will be no adjustment of the Conversion Price upon the actual issuance of Common Shares upon the exercise of Options or exchange of Convertible Securities. If the price per share for which common shares are issueable upon the exercise or the exchange of Convertible Securities subsequently changes, the Conversion Price will be adjusted, but only if the effect is to reduce the Conversion Price. On the termination of any Options or right to exchange or convert Convertible Securities, the Conversion Price then in effect will be increased to the price which would have been in effect, had such Options or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

                      Mandatory
                    Redemption:         The Preferred Shares will be redeemed in
                                        full at maturity.

                 Voting Rights:         The affirmative vote of the holders of
                                        not less than a majority of the
                                        outstanding Preferred Shares and common
                                        shares is required for the approval of
                                        (i) any merger or consolidation of the
                                        Company with any other corporation; (ii) any sale, lease, exchange or other disposition by the Company of all or substantially all of its assets; (iii) any increase in the number of authorized common shares or preferred stock; or
                                        (iv) the dissolution, liquidation or
                                        winding up of the Company. The
                                        affirmative vote of the holders of not
                                        less than a majority of the outstanding
                                        Preferred Shares is required for the
                                        approval of (i) any amendment to the
                                        articles or bylaws of the Company that
                                        would (a) change the rights, preferences or privileges of the Preferred Shares or
                                        (b) permit the issuance of new preferred stock at parity or senior to the Preferred Shares; or (ii) the making of any Restricted Payments (as defined in the indenture governing the Notes (the
                                        "Indenture")) not currently permitted by the Indenture.

                                        Except as described above or otherwise
                                        required by law, all common shares and
                                        Preferred Share vote together as a
                                        single class on all actions to be taken
                                        by the Company's stockholders. Each
                                        Preferred Share entitles the holder to
                                        such number of votes as will equal the
                                        number of Common Shares into which such
                                        Preferred Share is then convertible.


         Registration: The Company will register the Preferred Shares within 120 days of closing.